As filed with the Securities and Exchange Commission on March 7, 2002. Registration No. 333-67884
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 6 to FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                              AUTOCARBON.COM, INC.
                 (Name of Small Business Issuer in its Charter)


          Delaware                         3714                   33-0976805
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or organization)  Classification Code Number) Identification No.)

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             James Miller,President
                               136-m Tenth Street
                                Ramona, CA 92065
                                 (619) 303-7356
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         Calculation of Registration Fee
================================================================================

                               Proposed        Proposed             Amount
Title              Amount      Maximum         Maximum              of
Of Securities      to be       Offering Price  Aggregate            Registration
To be Registered   Registered  Per Share       Offering Price (1)   Fee
----------------   ----------  --------------  ------------------   ----------
Common Stock,(1)   3,368,400   $1.00(2)        $3,368,400           $889.25(3)
Par value $.0001
Per share

(1) Includes 2,309,200 shares of common stock and 1,059,200 shares of common stock issuable upon conversion of certain common stock purchase warrants.
(2)      Represents proposed maximum offering price.
(3) $760.95 was paid on the initial filing of this registration statement and an additional $100.86 represents additional shares and shares underlying certain warrants to be registered that were not included in the original filing, but paid upon the next filing for a total of $891.81.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Preliminary Prospectus Subject to Completion dated March 7, 2002


                              Autocarbon.com, Inc.

                        3,368,400 shares of common stock
                    ----------------------------------------

Total represents 2,309,200 shares of common stock already issued by the registrant and up to 1,059,200 shares of stock that may be issued upon exercise by certain warrant holders. These outstanding shares may be offered and sold from time to time. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part. If all warrants are exercised, it will dilute the shares of common stock. The Company has paid and intends to pay all expenses associated with this offering.


MARKET FOR THE SHARES

No market currently exists for our shares. The price reflected in this Prospectus of $1.00 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the market price of our shares after the offering. We can not make any prediction at what range our shares will trade at, if any.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on Page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    ----------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary......................................................................  3
The Offering.................................................................  4
Summary Financial Information................................................  5
Risk Factors.................................................................  5
Use of Proceeds.............................................................. 12
Determination of Offering Price.............................................. 12
Dividends.................................................................... 13
Management's Discussion and Analysis or Plan of Operation.................... 13
Business..................................................................... 14
Management................................................................... 18
Executive Compensation....................................................... 20
Certain Relationships and Related Transactions............................... 21
Principal Stockholders....................................................... 23
Dilution..................................................................... 23
Offering by Selling Securityholders.......................................... 24
Description of Securities.................................................... 26
Plan of Distribution......................................................... 27
Legal Proceedings............................................................ 29
Indemnification of Directors and Officers.................................... 29
Delaware Business Combination Provisions..................................... 29
Where You Can Find More Information.......................................... 30
Transfer Agent............................................................... 30
Interest of Named Experts and Counsel........................................ 31
Legal Matters................................................................ 31
Experts...................................................................... 31
Financial Statements......................................................... 32

PROSPECTUS SUMMARY
This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.


About our company
Autocarbon.com plans to engage in the sale and marketing of carbon fiber and composite products. Initially, our focus will be the auto industry and the many different types of components consisting of wheels and other body parts that are used in the production of automobiles. We intend to market and sell products manufactured for us by a private company wholly owned, controlled and operated by our Chairman, James Miller. This company, Rocket Composites, Ltd., is located in the United Kingdom and is poised to begin production once we begin submitted orders for products. Autocarbon has been established to allow for different risks associated with manufacturing versus sale and marketing. The capital requirements for manufacturing require different goals than sale and marketing.

Autocarbon.Com has been established to allow for different risks associated with manufacturing versus sale and marketing. The financing and capital risks associated with a manufacturing company deal with concerns for inventory financing, equipment financing, financing tools and dies. This financing may be available in the form of financing secured by the particular asset. A manufacturer would also have receivable created by sales that could also be securitized for financing. In the case of a marketing distribution company the only asset that could be securitized for financing would be accounts receivable from customers after sale are consummated. Thus, a company such as autocarbon.com would be dependent upon equity financing in its initial stage.

In addition, Autocarbon.com is presently developing an e-commerce based Internet portal that will allow it to sell the Autocarbon brand product line consisting of wheels and body panels for automobiles, directly to vendors with a Business-to-Business (B2B) (secure web site access for Trade customers only) Web site. In addition the company will operate an affiliate program providing Business-to-Consumer (B2C) via a secure web site for general public access Web sales for those without direct access to Autocarbon.com retail vending outlets. This is to maintain a universal vendor and direct sales pricing structure. Because we intend to have a universal pricing structure, there will be no conflict with the sales methods a customer uses. This will also give consumers the choice of buying direct and getting corporate service with their purchase, if they are dissatisfied with the service from a vendor. In the short term, direct sales will be mainly from our Web site until a wider vendor network is established. We hope that a significant Internet and multimedia marketing campaign will be launched to gain "Brand" awareness and give a high exposure to the company and kick start the various Marketing and sales tools that we will employ.

Autocarbon.com has entered into a marketing contract with a manufacturing supplier, Rocket Composites, Ltd. James A. Miller, Chairman and CEO of Autocarbon.com., solely owns Rocket Composite, Ltd. Autocarbon.com has had preliminary discussions with potential customers. Autocarbon.com will contract with Rocket Composites, Ltd. on a product-by-product basis to provide the engineering functions as needed in order to fulfill quotation requirements to its customers.

From July 1, 2001 until October 31, 2001, Autocarbon.com, Inc., sold shares to private investors for $0.50 per share, with a warrant to purchase an additional share for $0.25 each.




                          How our company is organized

We were incorporated in the State of Delaware on June 26, 2001. The corporation has no prior operating history in manufacturing, marketing, sales or any other business. The corporation was formed for the purpose of marketing and selling carbon composite parts used in automotive design and building, such as Wheels, and other body parts, as well as parts to be used in marine and aerospace construction. To date, the Company has received requests for quotes in the automotive industry. We have not yet determined what other markets to pursue. Initially, the Company has entered into a marketing agreement for the products developed by Rocket Composites, Ltd.

The Board of Directors of Autocarbon.com has elected to have a fiscal year end of March 31.

                              Where you can find us

We are located at 136-m Tenth Street, Ramona, California 92065. Our telephone number is (619) 303-7356.

                                  THE OFFERING

Shares offered by the Selling Shareholders:                 3,368,400 shares (1)
                  (1) Includes: (i) 2,000,000 shares of Common Stock issued to Founders of the Corporation, 309,200 shares of Common Stock issued Subscribers pursuant to the Subscription Agreements; and (ii) 1,059,200 shares of Common Stock reserved for issuance pursuant to Warrants.
Shares Outstanding as of December 31, 2001:                    10,433,200 shares
Shares Outstanding Assuming Exercise of All
                  Outstanding Warrants:                        13,317,400 shares

Use of Proceeds - Autocarbon.com, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our Trading Symbol - The Common Stock of Autocarbon.com, Inc. does not have a trading symbol at this time.

                          SUMMARY FINANCIAL INFORMATION


                                                                     12/31/01
                                                                   ------------
Balance Sheet Data:
Total Assets                                                       $     48,737
Total Liabilities                                                        15,452
Total Stockholders' Equity                                               33,285


Statement of Operations (restated):
Revenues                                                                      0
Expenses                                                                250,265
Net Income (Loss)                                                      (250,265)
Income (Loss) Per Share                                                    (.02)
Shares Used In Computing Net Income (Loss) Per Share                 10,302,700


RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Related to Autocarbon.com, Inc.'s Operations:
We may continue to lose money, and if we do not achieve profitability, we may not be able to continue our business.
         Through December 31, 2001, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Since we have not yet completed developing our website and we have no operating history of marketing our services to the public, our business may never generate sufficient revenues to meet our expenses or achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

We are investing time and resources in new business initiatives that might not materialize to commercial viability.
         As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth that may be commercially viable. If we are not able to successfully initiate our marketing program, we may not be able to generate enough sales to our vendors or through web-site, if operational, and remain a viable company. Our new business model includes selling products manufactured by Rocket Composites, Ltd., using their new processes. Competitors already established in certain industries may already have customer bases that we many not be able to sell to. Additionally, there is a risk that due to limited financial resources that product testing and research may not be able to be maintained at a level to stave off competition. Additionally, most of the products being produced are in various stages of being tested, with several problems still to be worked out. If the problems cannot be corrected or testing completed, then this could impede the progress of the company or possibly make the operation not viable.
         Competitors may be able to develop new technologies that may be more efficient, less expensive and more reliable. The technology on which the company is relying is not protected by patient and may be copied by. Competitors may develop better production methods that are more efficient, more reliable and more efficient.
         Also there is the risk of adverse publicity of carbon fiber products being produce for such industries as the aircraft manufactures and any resultant problems from the use of these materials. This could possibly affect the Company's ability to market the product.


The report of our independent accountants contains a going concern qualification, which states that we may not be able to continue our operations.
         Our independent certified public accountants' report for the period ended December 31, 2001, contains an explanatory paragraph. This paragraph states that our limited working capital position raises substantial doubt about our ability to continue as a going concern. This language in the accountant's opinion could make the process of obtaining financing (debt or equity) more difficult; especially if additional working capital is required to provide partial funding toward the costs of Rocket's tooling.


Regulatory Risks and Currency Fluctuations
         Because we are selling products that are manufactured overseas, there are custom duties and trade agreements on the import of certain products and materials into the United States and other countries where the product could be distributed and exported. This is true regardless if the product is shipped directly to the customer or held in inventory by the Company. This could adversely affect the cost of the product of the company as compared to the products being produced in the United States or the country of import if a competitor was resident in that country. Trade agreements could also impose quotas as to how much product could be imported to the U.S or other counties. These same types of custom duties and trade arrangements are also imposed on other countries if product is shipped directly from the United Kingdom or the United States. In fact, if product had to be held in the U.S. and then exported out of the country the Company could be in a position of paying several duties on the product before being delivered to it customer.
         Additionally many countries have regulations (some modified by treaty) on with holding of taxes at the source of payments. This could adversely affect the Company two ways: (1) the funds that were to be remitted to the Company might be reduced by a withhold of taxes that the only way the Company has to recoup is to take a credit on its U.S. tax return, assuming it has income. In a start-up organization that has operating losses as well as tax losses this might not be possible to recoup. (2) The Company might be required to withhold at the source for payments with respect to Rocket; this obviously would adversely affect Rockets cash flow if the Company were its only distributor.
         Additionally, many countries have restrictions on the flow of domestic or foreign currency on the import/export of the products. At the present we do not know what all the countries we will be selling to, however, we assume it will be mostly the U.S. and the European Block countries. Therefore collection of foreign-based accounts receivable usually takes longer than domestic receivables and sometimes are more difficult to be used as a financing base
         Another major risk in having product manufactured overseas is fluctuations in the exchange rates of the manufacturer and seller, unless the transaction is denominated in always in U.S. dollars. This might not always be the case. If the Company were enter into an order denominated in U.K. pounds sterling and the "pound" increased in value in relation to the U.S. dollar than at time of paying for the goods the price would have effectively raised. The inverse could happen on the sale of product to customers outside the U.S. in which the sale orders are denominated in U.S. dollars. The risk sometimes can be mitigated thru the use of buying foreign currency futures contracts; however it is doubt full the company will be in a position to obtain these contracts and other than for the "pound" know what contracts to buy.
         Import/export rules and regulations change constantly, due mainly to relations between the countries involved. The same is true of tax treaties. Therefore, there can be no assurance that regulatory positions countries have taken today will not change. It is up to Company to stay aware of these changes and to react as needed

We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant.
         Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition. Therefore, we may have significant fluctuations in revenue from quarter to quarter.

We are dependent on our key personnel and if we lose those personnel, our business would fail.
         Our future success depends, in significant part, upon the continued service of our senior management, James Miller, Seth Scally and Kimberly Tate. Mr. Miller and Mr. Scally have spent a considerable amount of time researching and developing the idea for the marketing and selling of carbon composite products. In addition, Mr. Miller and Mr. Scally have developed many personal contacts with various other companies involved in the production of or sale of composite products. These contacts are important to the company. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business could fail.

         Additionally, James Miller is sole owner of the supplier (Rocket) and CEO of AutoCarbon.com and as such there are no restrictions on Rocket competing with AutoCarbon.com in the selling product except to the extent it is limited in its distribution agreement with AutoCarbon.com in using other third party distributors for five years.


Some of our competitors may be able to use their financial strength to dominate the market, which may affect our ability to generate revenues

         Some of our competitors are much larger companies than us and which are very well capitalized and can tap their strong market values for further growth which may impede our ability to generate enough sales to cover the costs of marketing the products.


Changes in technology and Internet software may make it difficult for us to adapt and compete with better-funded competitors.
         We are developing our own commerce based web site. However, technology and Internet software is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. Our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the business and consumer communities and competitive product offerings. Initially, we will only maintain a minimal web sight with product and service descriptions. It will also give information on how to contact various departments in the company. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.


We will need additional working capital to finance our business plan and such financing may be unavailable or too costly.
         As a marketing company, we do not need capital to develop and manufacture products. However, we may be asked to advance the cost of certain tools and dies for the manufacture of parts ordered by our customers. Additionally if Rocket continues to be the sole supplier of the Company's product, there may be times where Company would have to advance funds or assist Rocket to obtain financing if it where not able to do so on its own, or if its operations were sufficient to fund production; this may be needed to insure flow of product to fulfill orders or force the Company to find another supplier. Our ability to secure such financing and allocate sufficient funds required to support our marketing activity maybe difficult. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.
         Autocarbon's ability to operate currently does not depend on Rockets ability to establish operations-operations have commenced and sample product has been produced. Rockets technology does not require further development before products can be commercialized, other than the completion of the aforementioned tooling for specific products.

If we are found liable in a product liability lawsuit arising from the use of our products, our business and financial condition may be harmed.
         We may face potential risk of product liability claims because our products are used in activities where injury may occur from their use. Although we will seek to have product liability insurance coverage when we have completed products for sale and prior to the delivery of these products, we cannot be certain that this insurance will adequately cover all product liability claims or that we will be able to maintain this insurance at a reasonable cost and on reasonable terms. If we are found liable for damages with respect to a product liability claim and our insurance coverage is inadequate to satisfy the claim, then our business, operating results and financial condition could be materially and adversely affected.

Risks Related to Offering
Management beneficially owns over 35.7% of our common stock and their interest could conflict with yours.
         Our directors and executive officers and other founders beneficially own approximately 35.7% of our outstanding common stock assuming all warrants are exercised. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

The warrants may never be exercised, in which case; we will be unable to raise additional funds through exercise of warrants.
         No one is likely to exercise their Warrants unless a market develops for our Common Stock in excess of the exercise prices of the Warrants. The average exercise price for the warrants is $0.25. To date, there is no market for the Common Stock or Warrants. In the event Warrants are not exercised, we will not receive the additional proceeds of up to $264,800 from exercise of those Warrants.

Future sales of common stock by our existing stockholders could adversely affect our stock price.
         As  of  December  31,  2001,   Autocarbon.com,   Inc.  has   10,433,200
outstanding shares of Common Stock, not including 1,059,200 shares of Common Stock issuable upon exercise of the Warrants included in this offering. Out of the 10,433,200 shares currently outstanding 2,309,200 are being registered with this offering, along with 1,059,200 shares underlying certain warrants. The remaining approximately 7,064,800 shares of common stocks and an additional 1,875,000 shares that would be issued if the remaining warrants were exercised, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be exacerbated if we issue Common Stock in exchange for equipment and services.


We expect to issue additional stock in the future to finance our business plan and the potential dilution caused by the issuance of stock in the future may cause the price of our common stock to drop.

         As of December 31, 2001 we had outstanding 10,433,200 shares of common stock, with an additional 2,884,200 issuable as a result of the exercise of warrants, not all of which are included in this registration statement.
Subsequent to the effective date of this offering, we will need to raise additional capital, which may result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a latter registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

Our directors have limited liability and therefore cannot be held liable for monetary damages.
         Under our Certificate of Incorporation, the directors cannot be held liable to Autocarbon.com, Inc. or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

We may not be able to obtain a trading market for your shares.
         Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board operated by the NASD, after we obtain a listing, if ever. We have made application to the NASD to list these shares on the Over the Counter Bulletin Board operated by the NASD. Said application is still pending. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Autocarbon.com, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

Our common stock is a "penny stock," and compliance with requirements for Dealing in penny stocks may make it difficult for holders of our common stock to resell their shares.
         Currently there is no public market for our common stock. If the common stock is ever listed in the public market in what is known as the over-the-counter market and at least for the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these inventors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock.
         Penny stocks are stocks with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange;
         Penny stocks are also stocks, which are issued by companies with:
         Net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years); or
         $5.0 million (if in continuous operation for less than three years); or average revenue of less than $6.0 million for the last three years.

It is more difficult for our shareholders to sell their shares because we are not, and may never be, eligible for NASDAQ or any National Stock Exchange.
         We are not presently, and it is likely that for the foreseeable future we will not be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

We require additional funds to achieve our current business strategy, which we may not be able to obtain.
         We will need to raise additional funds through public or private debt or sale of equity to develop and establish our marketing program and establish our website. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

Potential Conflicts with Our Chairman and Chief Executive Officer

         James Miller, our Chairman and Chief Executive Officer, resides in the United Kingdom. This may cause additional problems in the operations of our Company. Because we are a start-up and a small company, it may prove difficult to handle the daily operations from such a long distance from the operations in California. In addition, if Mr. Miller was sued personally, and a judgment was awarded, his residence outside the United States might make collection of the judgment more difficult, if not impossible
         At present there are no material agreements regarding the amount the Company is to pay Rocket (entity controlled by James Miller) for product other than what will be determined on an order by order basis under the distributions agreement. However, even though Mr. Miller has control over the day to day operations of companies (i.e. authorized to enter into distribution arrangements for the at the same time responsible for overseeing the manufacturing operation of Rocket), he owns a only 28.7% of the outstanding shares of the Company and is only one of several board members, who would authorize the powers and duties of the CEO. This does not mean that he could not do unauthorized and possibly illegal transfer. The board of directors is will draft policies and procedures to prohibit the transfer of assets out the ordinary course of business, approval of orders over certain predetermined limit and the result order to Rocket, and assumption of any liability not in ordinary course of business or above certain limits. Obviously if Company assets were overseas or due process against a foreign was required if would prove difficult for investors to obtain and collect judgments.

Overseas assets, and books and records of the Company
         Currently, Autocarbon has a bank account in the United States and one in the United Kingdom. All other assets of the company are located in California in the U.S. Presently the books and records are maintained in New York State. It is the intention of the company to have all the records be maintained at the California place of business and is in the process of currently doing so.
         Due to the fact that at times assets will reside overseas, including cash accounts, and foreign receivables, there could be difficulty for investors to collect judgments against these overseas assets.

Potential conflict of interest between Autocarbon.com and Rocket Composites, Ltd.
         Our Chairman and CEO James Miller is the sole owner of Rocket Composites, Ltd., currently the sole supplier of the products we intend to market and sell. This may pose a conflict of interest between the two companies. In addition, the distribution agreement between the two companies gives Autocarbon the right to buy a majority interest in Rocket on a first right of refusal basis. On one hand this protects Autocarbon in maintaining a supplier, but the Company could be forced into a situation to purchase at a time when it did not have the financial resources to execute the transaction. Also, since James Miller is the owner of the manufacturer and the CEO of the Autocarbon, it's conceivable that he could put Autocarbon in a position that in order to maintain its supplier and he could extract an "above market price" for his interest in Rocket.

         This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Autocarbon.com, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating Autocarbon.com, Inc. and our business before purchasing the Common Stock offered by this Prospectus.


         USE OF PROCEEDS

         The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders, and we will not receive any proceeds from the sale of common stock by the selling stockholders.


         DETERMINATION OF OFFERING PRICE

         Before this offering, there has been no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus, $1.00, was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were:

1.       Our history and our prospects;
2.       The industry in which we operate;
3. The status and development prospects for our proposed products and services;
4.       Our past and present operating results;
5.       The previous experience of our executive officers; and
6. The general condition of the securities markets at the time of this offering.

         The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

         Number of Holders - As of October 31, 2001, there were approximately 74 record holders of common stock and/or warrants.


         DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

         We are a development stage company in the process of developing a marketing plan for carbon composite products sales via traditional methods and Internet access. The products and services that we intend to offer are described in the "Business" description. We have generated no revenues to date.

         As of December 31, 2001, we had raised in excess of $186,600 in cash from the private sale of shares of stock of the company. The following represents our best estimate as to how the proceeds will be expended.
Autocarbon.com, Inc. reserves the right to redirect any portion of the funds either amongst the items referred to below or to such other projects of Autocarbon.com, Inc. as management considers being in the best interest of Autocarbon.com, Inc.

         From inception and during the next twelve months, we expect to spend, and have already spent a part of this amount, an estimated total of $186,600, raised from the private sale of shares of Autocarbon, as follows:

(i) $50,000 for general & administration expenses. This includes the cost of professionals, as well as the expenses required to file the necessary documents with the SEC and NASD; and
(ii) $136,600 for marketing and other related operations, including the costs of operating the sales and marketing staff and salaries.

         The Company will not be able to pay for any additional expenses after the next thirty days. Without additional capital, it is extremely likely that our marketing plan will not be able to be completed. This would significantly hamper out efforts to enter into the product niche we would like.

SALES OPPORTUNITIES
Over the past 20 years, since the invention and development of composite materials by many companies in the public domain, many new uses have been found due to the lightness, very stiff and very low expansion properties of carbon fiber. In addition to automotive parts, these include bulletproof vests, and other shock absorbing products.

SALES STRUCTURE

Sales will be obtained through a multi media model.
1)       Direct sales through an efficient e-commerce internet portal
2)       National     representatives    and    dealers     (Wholesale,     with
         Business-to-Business (B2B) web portal).
3) Sales staff dedicated to Original Equipment Manufacturer (OEM) and new projects (linked to B2B portal).
4) Sales via on the road show trailer - wholesale and retail (All linked to web).
5)       Multimedia marketing campaign.

Pricing structure.
         Each Original Equipment Manufacturer (OEM) job will be priced individually and based on quantity, complexity and size. Pricing of our BRANDED product will be based on a Recommended Retail Price (RRP) and levels of discount for wholesale (35%) or distributor (45%). Our direct sales will reflect the RRP (recommended retail price).

         We will have a uniform global pricing structure to eliminate gray marketing of our products.


                                    BUSINESS

We were incorporated in the State of Delaware on June 26, 2001.

Our Products and Services
-------------------------

The company was formed to market and sell carbon and composite components to the automobile industry such as wheels, body panels, brake and suspension parts , which are currently made from aluminum or steel.

The Carbon and Composite Products industry is going through a transitional phase with respect to the transfer from traditional steel construction to the ever-increasing inclusion of composites. The traditional materials were heavy and difficult to prepare for production, as well as requiring expensive tooling. Until now even composites have been regarded as difficult and expensive to manufacture, but with Autocarbon.com's ability to supply, due to its agreement to sell Rocket Composites, Ltd.'s process and production capabilities, tooling is relatively inexpensive and quick to prepare for production. Rocket Composites, Ltd., a separate company (owned by our Chairman and CEO, James Miller), has developed a process to manufacture carbon composite products that overcome these difficulties and expenses because the process of manufacture use composite materials that are light and easy to handle and they may be prepared with CAD (computer aided design) and tooling immediately prepared with CNC (computer numerically controlled) machines. This process dramatically reduces the tooling expense and allows a faster preparation schedule. Once the tooling has been prepared parts may be produced rapidly by the computer controlled machines that constantly monitor the curing process and quality of the formed parts. These products are formed in approximately one half hour as compared to a traditional method that may take as little as two hours but normally six hours or more. The time saving reduce the labor and overhead element per unit. The net effect is the use of advanced technology for production; obviously, these processes could be duplicated by other manufactures that could be better capitalized.

The components that the company will have the ability to market, such as wheels, are to be targeted at the high-end aftermarket purchaser who may want to upgrade from aluminum wheels. The benefits of Autocarbon wheels would be that they are weigh less compared to aluminum wheels, which would assist in more responsive steering and better suspension reaction due to the reduced mass of the wheel. Other components such as suspension and brake parts would provide better suspension response due to the reduced weight of the components. (I.e. reducing the effect of bumps and ruts). The body panels would reduce the overall weight of the vehicle. Also the panels will not suffer from rust due the fact that carbon fiber products are non metallic. There is also the possibility that the reduction in weight would improve fuel economy

Rocket Composites, Ltd does not believe that any other company has a similar process to theirs, however at this point no patent has been applied for. There is no assurance that this process can not or has not been duplicated and that products similar to the items that Autocarbon will be distributing could either be manufactured by some company other than Rocket Composites, Ltd. (which the company would not have a distribution arrangement with), or distributed by some other company through that company.

Mr. Miller worked with the process with his former company. The former company has since been dissolved and is no longer operating; however some individuals from that company might still be familiar with the process.

Rocket Composites, Ltd. (Rocket), a separate company; was incorporated in 2001, by James Miller, our Chairman and CEO, for the manufacture and mass production of carbon composite products. Rocket has set up manufacturing facilities in the United Kingdom and has begun preparing the tools and dies to manufacture products although to date has no operations or previous history other than the production of product samples for testing purposes. However, Rocket. has not yet made any sales to Autocarbon.com.. Rocket Composites, Ltd. was formed by James Miller and uses the techniques and experience he has gained over the last fifteen years in the industry. Autocarbon.com, Inc. has the exclusive rights to distribute the products manufactured by Rocket Composites, Ltd. Rocket Composites, Ltd. is ready to begin operations, as its manufacturing facilities are set up and operations. Once Autocarbon.com begins receiving orders, Rocket Composites, ltd., is ready to begin production. Rocket Composite, Ltd. is located in a 5,000 sq ft facility, has established all infrastructure and equipment for production of products for Autocarbon.com. The remaining steps to proceed with production may be the manufacture of tools and dies, and some design work for specific product requests

One of the first areas we will endeavor to enter is the automotive industry. Since the early 1900's most car manufacturers have made body panels out of steel. The use of resigns and the process of Rocket Composites, Ltd., will make the sale of carbon composite products possible. Autocarbon.com, though it's marketing agreement, hopes to change all that and we hope to be able to supply production line quantity and quality structural components at economical prices.

As even stricter changes in environmental emission standards are mandated, fuel prices and safety standards rise. Designers will focus on reduction in weight, especially on unsprung weight, which can only be significantly altered by using composite structures. This reduces the weight, allows smaller engines (lower emissions) better fuel economy and greater performance. As hybrid and electric cars are introduced, weight reduction is a large factor due to the technology difficulties with heavy batteries. A lighter car gives longer range, carries more payloads, accelerates faster and goes faster, stops quicker. Autocarbon will be targeting these basic issues with these companies and secure a new market. By leading in this area of composite technology we hope will become a major component supplier to the industry.

Within the automotive sector we will concentrate on a number of specific areas.

1) Exotic car dealers and after market suppliers to high-end sports car enthusiasts.
2) Racing shops and racing teams in numerous classes from Dragster to Saloon car racing.
3)       Original Equipment Manufactures (OEM) component manufacturers.
4)       OEM motorcar manufacturers.
5)       General Public via Web and media.

Competition
The sale of carbon or composite products is a relatively new industry. As such we are unable to ascertain what the competition will be. Therefore, initially, competition in this type of business would be light. There are a myriad of aluminum manufacturers and marketers, and we would have to compete with them in the market place.

We are generally competing with manufacturers and other marketing companies that have much cheaper raw material costs, such as cast iron, steel and aluminum.

Since we only market products and do not manufacture them, we have no connection with the raw material supplies. However, raw materials for production would likely be sourced from various different companies, such as Hexel Corporation,

Johnstone Composites, Ciba Geigy, Minnesota Mining and Manufacturing Corporation and others world wide. We have no connection or agreements with any of these companies. Raw materials are presently readily available and may be subject to price fluctuation.

Because the Company does not manufacture it is not aware of any environmental liability relating to its operations that would have a material adverse effect on the Company, its business, assets or results of operations.

Inflation
Inflation has not historically been a material effect on the Company's operations and is not expected to have a material impact on the Company or its operations in the future.

AGREEMENTS
The Company has initially entered into an Agreement, dated July 18, 2001, with Rocket Composites, Ltd., giving Auocarbon.com, Inc. the right to market and sell Carbon Fiber and other composite structures within the entire North American Continent, European Economic Community and the rest of the World markets for a period of five years. The Agreement provides Autocarbon.com with the exclusive right to sell the products produced by Rocket Composites, Ltd. The Agreement states, "That Autocarbon.com, Inc., will not sell any other product manufactured by any other entity unless by agreement with neither Rocket Composites, Ltd., nor cause the products manufactured by Rocket Composites, Ltd., to be marketed for a purpose that they were not designed for." The Agreement does not fix the price of any product that Rocket Composites, Ltd., manufactures, nor does it set the specific price we must sell the product to the purchaser for. We are able to negotiate the price with Rocket Composites, Ltd., and then determine the appropriate selling price. The Agreement, however does not limit Rocket Composites, Ltd. from selling/distributing to the end user itself. The Agreement also gives Autocarbon.com the first right to purchase a majority shareholding in Rocket Composites, Ltd., if Rocket Composites, Ltd., desires to sell. Under the Agreement, "All designs, tooling, process and rights to manufacture remain the sole property and right of Rocket Composites, Ltd." Although not obligated, Autocarbon.com may contribute toward the cost of the tooling costs.

DESCRIPTION OF PROPERTY
The Company does not own any properties. Its current operations are located at 136-m Tenth Street, Ramona, CA. Currently, Autocarbon sub-leases the space with a monthly rent of $800 per month. The facility is approximately 5,000 square feet and we believe that it is adequate for the company's needs at this time. Effective January 2002, we will be the primary tenants for the entire space. At that time the monthly payment will increase to $1,350.00 per month. The lease contains automatic yearly increases of $100.00 monthly.

The Chairman and CEO, James Miller operates from his home in the United Kingdom. Autocarbon does not pay for any of the expenses of this operation.

EMPLOYEES
The company has no employees, except for the Officers and Directors.

                                   MANAGEMENT

Directors and Executive Officers

The directors and officers of the Company are listed below with information about their respective backgrounds.

Name                       Age             Position
----                       ---             --------
James Miller               45              CEO, President, Chairman
Kimberly Tate              32              CFO, Secretary, Director
Seth Scally                35              VP Sales and Director
Terry Hunt                 50              VP Sales and Marketing for Europe and
                                           Director
Ramero Pericon             29              Director

         Our directors hold office until the next annual meeting of our shareholders or until their successors is duly elected and qualified. Our executive officers serve at the pleasure of the Board of Directors. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

James Miller, CEO, Chairman

Has been involved in producing fiberglass kit cars but the market in the early eighties until he closed the operation down.
From 1993 until July 2001, when it was disbanded, he was a Director and employee of Rocket Science UK, Ltd. a private company, where he was involved with research and development of composite materials for the sporting goods industry. During his employ there, Mr. Miller helped develop the process by which Rocket Composites, Ltd. plans to produce and manufacture the products for Autocarbon to market and sell. Rocket Science UK, Ltd. has no connection with Autocarbon.com or Rocket Composites, Ltd. In July 2001, along with the rest of the current management team of Autocarbon.com, he organized Autocarbon.com to market and sell composite carbon parts to the automotive field, utilizing Mr. Miller's extensive contacts in the field. In addition, he is owner and CEO of Rocket Composites, Ltd., a privately held company developing the manufacturing process of the products to be marketed by Autocarbon.

Kimberly Tate, CFO, Secretary and Director

Joined Autocarbon in August 2001.
John Burnham and Co.  San Diego, CA   3/15/00 to August 2001
Position: Corporate Accountant
Duties: Month end journal, daily cash, daily accounting, preparation of monthly financial statements, ESOP and 401K administration, Corporate budgeting, payroll, bank reconciliation, corporate allocations and reconciliation of all accounts.
Edge Snowboards, San Diego, and CA 1998-2000
Position: Operations manager, partner controller
Duties: A/P, A/R, Invoicing, GL, journal entries, purchasing, cash flow management, reconciliation, inventory management, collections, budgeting, payroll, quarterly reports, financial statements and employee management.

Stinger Wakeboards.  San Diego, CA 1996-2000
Position: CFO, Vice President.
Duties: All accounting, budgeting, design and manufacturing preparation, new account analysis, implementation of new computer systems, accounting and management software, international customer relations, management of all employees.

Terry Hunt, VP Sales and Marketing, EU
Employed by GMT Snbds Ltd., since 1993 until mid 2001.
Terry Hunt began his career in the British army, which led finally to a posting in the SAS, the British Special Forces. After returning to civilian life he chose sales and marketing as his next career. This began in the marine industry organizing the sales department of an aggressive marine equipment supplier. He did extensive business with the USA and took the company's sales to unexpected levels. Brings to the Company many years of hard experience in building sales and marketing.

Seth Scally, VP Sales, USA

Operated Seth's Automotive since 1993, until joining Autocarbon in mid-2001
Mr. Scally has twenty-one years of experience in the automotive marketplace, which has encompassed all the areas of the business, giving him a wide appreciation and understanding of the technology that Autocarbon is offering. He started out doing a traditional apprenticeship as a mechanic on Rolls Royce motorcars and ended up running a repair shop for the company as Lead Technician for three years. He then moved on and went to work for Jaguar and was involved in technical training for Range Rover.
After a few years Seth went on his own and opened a business converting Ferraris and Lamborghinis to meet emission and US specifications. In 1989 he went to work in North Carolina for a racing company. He was placed in charge of the 289 and 427 Cobras and Ferrari project cars. He was responsible for the design and build of the Ferrari 512 Boxer twin turbo, which broke the streetcar speed record at Daytona. He then accepted a position with the Mazda factory racing team in charge of chassis and suspension development.
In the in the mid 1990's and started his own business once more, building supercharger and turbo kits for after-market sales. He provided technical and market consulting for companies building after-market performance products and specialized in after-market products for Mazda rotary engines and road holding equipment. He frequently consulted for Shelby and other companies regarding the placement of after market products and sales strategy.
In 2001, Seth Scally was approached by Autocarbon CEO James Miller and accepted the challenge to organize the sales and placement of after-market performance products into the marketplace.

Ramiro Pericon
During the past 10 years Mr. Pericon has served as a Business Consultant, providing financial and administrative services to start-ups, middle market companies and companies in transition. As well, Mr. Pericon has established an organization to coordinate with various Companies with a view to initiating and implementing programs that have significant social and economic benefit to certain "developing" countries.


From 1999 to the Present,  he has  coordinated the  establishment  of offices in
Thailand,  Korea,  China and Australia to target certain  noteworthy  charitable projects to receive support over the next 10 years for.
In 1999, established organization for the coordination of programs and projects, worldwide that would have  significant  impact on social and economic  levels to
"developing countries"
From 1998 to 1999  engaged is a  consulting  practice to provide  financial  and administrative services to small and medium sized companies. Developed extensive
experience  in  private  sector  financing,   business  development,  and  media
relations, contract negotiations and Mergers and Acquisitions.
From 1995 to 1998 was an  investment  management  at VTR  Capital  Group.  After achieving licensing requirements,  went on to serve as Senior Vice President and develop his portfolio  management  expertise by counseling  large individual and institutional accounts.
In July 2001, agreed to serve as a director of the Company and brings a business organization background to the Company, with a great deal of actual application.

Executive Compensation

         Upon our  inception,  we issued  227,500 shares of our common stock and warrants for 375,000  additional  shares of common stock at a purchase  price of
$0.25 to James Miller directly, and 2,800,000 share of common stock and warrants for 375,000  additional  shares of common stock at a purchase  price of $0.25 to
Chequered  Square C Ltd.,  controlled by Mr.  Miller.  This  represented a total dollar value to Mr.  Miller of  $20,284.50.  The  remainder of our directors and officers also have not been provided cash  compensation,  only issuance of stock and warrants: 70,000 shares of common stock to Ms. Kimberly Tate, 175,000 shares of common stock and warrants for 375,000  additional shares of common stock at a purchase price of $0.25 to Mr. Seth Scally, 70,000 shares of common stock to Mr.
Terry Hunt and 250,000 shares of common stock to Ramiro Pericon. The shares were issued for certain services they provided the company. The dollar value of these
issuances  was  substantial   below  that  of  Mr.   Millers.   -  See  "Certain
Relationships and Related Transactions."

Summary Compensation Table
                                                  Annual Compensation                       Long-Term compensation

                                                                           Other                        Dollar    All other
Name and Position                           Year      Salary      Bonus    Annual   Restricted Stock     Value   Compenation
----------------------------------------------------------------------------------------------------------------------------
James Miller, CEO and Chairman              2001         0          0        0          3,027,500      $20,284         0
Seth Scally, Vice President and Director    2001         0          0        0            175,000       $1,175         0
Kimberly Tate, CFO and Director             2001         0          0        0             70,000         $469         0
Romero Pericon, Director                    2001         0          0        0            250,000       $1,500         0
John Johansen (2) (3)                       2001         0          0        0          2,750,000      $18,425         0
Tammy Liggett (3)                           2001         0          0        0          2,000,000      $13,400         0


Option/SAR Grants in Last Fiscal Year
                                                                                   Percent of total options
                                                           Number of Securites        granted to employees     exercise   expiration
Name and Position                                     underlying warrants granted      in fiscal year           price        date
------------------------------------------------------------------------------------------------------------------------------------
James Miller, CEO and Chairman                 2001           750,000                       40%                 $0.25       7/13/03
Seth Scally, Vice President and Director       2001           375,000                       20%                 $0.25       7/13/03
Kimberly Tate, CFO and Director                2001                 0
Romero Pericon, Director                       2001                 0
John Johansen (2) (3)                          2001           375,000                       20%                 $0.25       7/13/03
Tammy Liggett (3)                              2001           375,000                       20%                 $0.25       7/13/03


(1) Chequered Square C Ltd. is the owner of 2,800,000 and with warrants for an additional 375,000 shares a total of 3,125,000, assuming the warrants are exercised. For the purposes of control, James Miller is the control person of Chequered Square C Ltd.
(2)      Issued in the name of Presco, Inc.
(3)      Not a Director or Executive Officer of the Company.


Stock Option Plans
We do not have any long-term compensation plans or stock option plans.

OTHER EMPLOYEE BENEFIT PLANS
The company presently has no fringe benefit plans that has inured to the benefit of the above individuals


EMPLOYMENT AGREEMENTS
As of the date of this prospectus, we have not entered into any written employment agreements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 18, 2001, Autocarbon.com entered into a Distribution Agreement with Rocket Composites, Ltd., solely owned by the Chairman and CEO of Autocarbon.com. The Agreement was negotiated between James Miller on behalf of Rocket Composites, Ltd., and John Johansen, the owner of 20% of the issued and outstanding shares of Autocarbon.com. James Miller executed the Agreement for Autocarbon.com, and J. Trow as Secretary of Rocket Composites, Ltd. In the event of a dispute between the companies, the Board of Directors of Autocarbon.com will negotiate with Rocket Composites, Ltd. in an attempt to resolve the dispute. The board of directors has drafted resolutions identifying certain areas of operations where decisions must be made at the board level due the overlapping directorship of Mr. Miller, even though he represents only one vote on AutoCarbon's Board. This will allow the Autocarbon to be able to make certain operating decisions independent of Mr. Miller. Mr. Miller will still be able to make decisions on behalf of Rocket Composites, Ltd. independent of Auto Carbon.

James Miller and Seth Scally received 3,027,500 and 175,000 shares respectively, dated July 25, 2001 in exchange for the previous work performed on the development of the concept and business plan. The value of the shares is $20,284.25 and $1,175.50 respectively.

Kimberly Tate and Terry Hunt each received 70,000 shares, dated July 25, 2001, in exchange for work for the Company prior to it commencing full operations and as consideration as becoming an Executive Officer and/or Director of the Company. The value of the shares is $469.00 each.

250,000 Shares were issued to Romiro Pericon, dated July 25, 2001, as compensation for becoming a Director of the Company.

Presco, Inc., and Tammy Liggett received 2,750,000 and 2,000,000 valued at $18,425.00 and $13,400, each shares, dated, July 25, 2001, as founders of the Company as part of the transaction that brought all parties together and for assistance with the completion of the business plan and concept of the Company.

As a consultant, Judith Grossman received on July 25, 2001, 750,000 shares, and warrants topurchase additional 375,000 shares of common stock of Autocarbon.com, which expires on July 31, 2003. Judith Grossman gifted to her daughter, of majority age and her grandchild of minor age, an aggregate of 200,000 shares. The value of the shares was determined to be Five Thousand Dollars ($5,000.00), based upon the various types of assistance she would provide the company at its inception and continuing until possibly trading in the public market. These activities included, but were not necessarily limited to, consulting regarding the capital structure of the Company, the format and type of private placement, communications between the Company and potential investors and other services. Par value was used due to the unknown ability of the company to raise the initial amounts necessary top begin operations.

As legal counsel for the company, Michael S. Krome received on July 25, 2001, 750,000 shares and warrants to purchase an additional 375,000 shares of common stock, which expires on July 31, 2003. The value of the shares was determined to be Five Thousand Dollars ($5,000). This value was arrived at based upon the amount of time and effort necessary for the preparation of the necessary legal documents, and other legal services to be provided to the company from its planning, inception through the completion of the registration statement process.

Other Relationships Barry Bridge, Beau Mailoux, Teo Montoya, and Peter Moslely received shares, in the amount of 17,500, 35,000, 70,000 and 35,000 each for a value of $117.50, $234.50, $469.00 and $234.50, dated July 25, 2001, in exchange for assistance to Mr. Miller and Mr. Scally in the development of the concept and business plan. Mr. Montoya has been retained by Autocarbon to assist with the operations of its web site.

Each party named received shares in Autocarbon at inception and is indicated in the table in the section "Principal Shareholders", which follows.

None of the parties are related by blood or marriage.

PRINCIPAL STOCKHOLDERS

         The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

                   Number of Shares Beneficially
Identity of Stockholder         Owned (1)   Owned               Percentage of
or Group                                    With Warrants (1)   Shares Owned (2)
-----------------------         ---------   -----------------   ----------------
James Miller (3) (4)            3,027,500       3,777,500             28.7
Seth Scally (3)                   175,000         550,000              4.1
Kimberly Tate      (3)             70,000          70,000               .5
Terry Hunt (3)                     70,000          70,000               .5
Presco, Inc. (5) (6)            2,750,000       3,125,000             23.7
Ramiro Pericon (3)                250,000         250,000              1.9
Tammy Liggett  (6)              2,000,000       2,375,000             18.0
Judy Grossman (6) (7)             550,000         925,000              5.7
Michael S. Krome (6)              750,000       1,125,000              7.7

All Officer and Directors as a
Control Group (4 persons) (6)   3,592,500       4,717,500             35.7


         (1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.
         (2) Assumes exercise of all warrants held by the warrant holders for a total outstanding of 13,193,400 shares.
         (3)      Director of the Company.
         (4) Chequered Square C Ltd. is the owner of 2,800,000 and with warrants for an additional 375,000 shares a total of 3,125,000, assuming the warrants are exercised. For the purposes of control, James Miller is the control person of Chequered Square C Ltd.
         (5) For the purpose of control, John Johanssen is the control person of Presco, Inc.
         (6) Control Group does not include Presco, Inc., Tammy Liggett, Judy Grossman or Michael S. Krome, who have no ongoing connection with the operation of the Company.
         (7) An additional 100,000 shares was gifted to her daughter, of majority age and 100,000 to her grandchild of minor ages, for an aggregate of 200,000 shares.


                                    DILUTION

         At October 31, 2001, At December 31, 2001 our net tangible book value was $33,28523,598, or $0.0032 per share. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding, which were 10,10,433,200259,200 at December October 31, 2001. This offering does not represent any dilution to existing shareholders, since all selling shareholders are existing holders of stock with the their same rights and terms to warrants before and after the offering.

Net tangible book value dilution per share based upon exercise of warrants being registered under this offering represents the difference between the amount per share paid by the purchasers of shares by virtue of exercising the warrants in our offering and the pro forma net tangible book value per share paid by the purchasers of these warrant shares in our offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by Autocarbon.com of the 1,059,200 shares of common stock issued after the exercise of the warrants offered with this prospectus at the exercise price of $.25 proposed maximum offering price of $1.00 per share, our pro forma net tangible book value at December October 31, 2001, would have been approximately $298,085$288,398, or $0.026 .22 per share, representing an immediate increase in our pro forma net tangible book value of $0.023218 per share to all existing stockholders and an immediate dilution in pro forma net tangible book value of $0.227782, per to purchasers of common stock through exercise of the warrants that are being registered pursuit to this that we are offering with this prospectus. The following table illustrates this per share dilution assuming exercise of at $.25 per share of all warrants registered under this offering:

Exercise price of warrants to purchase stock Proposed maximum offering price per
share to public:             $01.2500
         Net tangible book value per share at December October 31, 2001 $0.00302
         Increase per shares attributable to new investors:            $0.023218
         Pro Forma net tangible book value per shares after offering:   $0.02622
         Dilution per share to new investors:                             $0.227


                       OFFERING BY SELLING SECURITYHOLDERS

         The following tables set forth certain information concerning each of the selling security holders. The shares are being registered to permit the selling security holders and their transferees or other successors in interest to offer the shares from time to time

         Selling security holders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

         None of the Selling Shareholders were or are officers or directors of Autocarbon.com, Inc. or are broker-dealers or affiliates of broker-dealers.




                                                                                                                     % of
                                                                                                                     BENEFICIAL
                                     TOTAL                           NUMBER                         NUMBER OF        OWNERSHIP
                                     NUMBER            NUMBER OF     OF SHARES     % of BENEFICAL   SHARES OWNED     AFTER EXERCISE
                                     OF SHARES         SHARES        INCLUDING     OWNERSHIP PRIOR  AFTER EXERCISE   OF WARRANTS,
                                     OWNED PRIOR TO    INCLUDED      WARRANTS      TO EXERCISE      PRIOR TO         AT COMPLETION
SELLING SHAREHOLDER OFFERING         OFFEREING         IN OFFERING   IN OFFERING   OF WARRANTS (1)  ANY SALE (2)     OF OFFERING
----------------------------------   --------------    -----------   -----------   ---------------  --------------   ------------
Scott Michelli and Sarah Michelli,         6,000           6,000         12,000           *             12,000             *
Arion Polkinhorne                          1,200           1,200          2,400           *              2,400             *
Cyndee Fenlon and Daniel Fenlon            1,000           1,000          2,000           *              2,000             *




                                       24

Barbara Milliman and Mark DeVault          2,000           2,000          4,000           *              4,000             *
John M. Richards, Jr. and
         Mary Lynn J. Richard              9,000           9,000         18,000           *             18,000             *
John P. Burton Trust                      10,000          10,000         20,000           *             20,000             *
Stephen J. Klingenhofer                    8,500           8,500         17,000           *             17,000             *
Wayne T. Kingenhofer                       9,000           9,000         18,000           *             18,000             *
Michael L. Moon                           20,000          20,000         40,000           *             40,000             *
Michael K. Leach                           2,000           2,000          4,000           *              4,000             *
Michael Critelli                           1,000           1,000          2,000           *              2,000             *
Ronald Krome (3)                           1,000           1,000          2,000           *              2,000             *
Patricia Petrone                           2,000           2,000          4,000           *              2,000             *
Craig A. Roth                              4,000           4,000          8,000           *              8,000             *
Gene F. Fish                              10,000          10,000         20,000           *             20,000             *
Stephen Mann                               8,000           8,000         16,000           *             16,000             *
Larry W. Wilmers                           1,500           1,500          3,000           *              3,000             *
Sandra C. Keller                           4,000           4,000          8,000           *              8,000             *
James F. Boettcher Trust                  50,000          50,000        100,000           *            100,000             *
Richard L. Messenger and
         Julie R. Roberts                  2,000           2,000          4,000           *              4,000             *
Jeffrey A. Smith                           1,000           1,000          2,000           *              2,000             *
Robert S. Warshaw                         60,000          60,000        120,000           *            120,000             .09
Marvin A. Hopkins                          2,000           2,000          4,000           *              4,000             *
Alfred I. Fish and
         Catherine M. Fish                 1,000           1,000          2,000           *              2,000             *
Ralph J. Casrotta                          7,000           7,000         14,000           *             14,000             *
Mario Lopez                                3,000           3,000          6,000           *              6,000             *
Mark S. and Wendy A. Terry                10,000          10,000         20,000           *             20,000             *
Gwen Loverink                              1,000           1,000          2,000           *              2,000             *
Lawrence and Alice Roser                   6,000           6,000         12,000           *             12,000             *
Maureen E. Louge                           2,000           2,000          4,000           *              4,000             *
Kathy Clayton                              1,000           1,000          2,000           *              2,000             *
Carolyn Farmer                             1,000           1,000          2,000           *              2,000             *
Richard A. and Katherine Porter            1,000           1,000          2,000           *              2,000             *
Lucile J. Porter                           1,000           1,000          2,000           *              2,000             *
John McClellan                             1,000           1,000          2,000           *              2,000             *
Joyce Taylor                               2,000           2,000          4,000           *              4,000             *
Charlotte Wylie                            5,000           5,000         10,000           *             10,000             *
Presco, Inc.  (4)                      2,750,000         250,000        250,000           22.0       3,125.000             22.0
Tammy Loggett                          2,000,000         250,000        250,000           16.8       2,375,000             16.8
Judy Grossman                            550,000         550,000        925,000           6.9          925,000             6.9
Ashley Cussen                            100,000         100,000        100,000           *            100,000             *
Caren Cussen                             100,000         100,000        100,000           *            100,000             *
Michael S. Krome                         750,000         750,000      1,125,000           7.9        1,125,000             7.9
Robert Lerea                              25,000          25,000         50,000           *             50,000             *
Rosa Klein                                25,000          25,000         50,000           *             50,000             *
Nathan Davis                              2, 000           2,000          4,000           *              8,000             *
                                     --------------    -----------   -----------                    --------------
                                       6,559,200       2,309,200      3,368,400                      8,371,400

Total Shares included in registration statement:     2,309,200

Total Shares included in registration statement including shares underlying certain warrants: 3,368,400

         (*)      Less than 1% of the issued and outstanding  shares
         (1)      Assumes all warrants were exercised.
         (2)      Assumes  exercise  of all  warrants  and  no  shares  sold  by shareholder.
         (3)      Ron Krome is the brother of Michael S. Krome.  Each  disclaims any beneficial ownership of the shares owned by the other.
         (4)      For the  purpose of  control,  John  Johanssen  is the control person of Presco, Inc.
         (5)      Shares were originally  purchased in the name of W&S Electric,
                  Inc.,  but  subsequently  transferred by the principals of W&S
                  Electric, Wayne and Stephen Klingenhofer to their names equally.


Shares Eligible for Future Sale

         As of December 31, 2001, Autocarbon.com, Inc. has 10,433,200 outstanding shares of Common Stock, not including 2,884,200 total shares of Common Stock issuable upon exercise of the Warrants. Out of the 10,433,200 shares outstanding 2,309,200 and 1,059,200 shares underlying certain warrants are being registered with this offering. The remaining approximately 7,064,800 shares of common stock, and 1,875,000 shares underlying the remaining warrants which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. None of the restricted securities will be eligible for resale until July 2002.

         In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

         (i)      One percent of the outstanding shares of Common Stock; or
         (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

         Sales  under  Rule 144 are  also  subject  to  certain  manner  of sale provisions and notice requirements and to the availability of current public information about Autocarbon.com, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Autocarbon.com, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."


DESCRIPTION OF SECURITIES

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General
         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share.

Common Stock
         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

Warrants
         Each Warrant is exercisable at any time from its initial issue date until July 31, 2003 (the "Expiration Date"), to purchase one share of Autocarbon.com's Common Stock, $.0001 par value, at $0.25 per share.
         The Warrants may be exercised upon surrender of the Warrant on or prior to the expiration date to Autocarbon.com, Inc. at its principal office or at the office of the Warrant Agent appointed by Autocarbon.com, Inc. in accordance with the terms of the Warrant, with the subscription form attached thereto completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or official bank check payable to the order of Autocarbon.com, Inc.) for the number of Warrants being exercised. The Warrant Holders do not have the right or privileges of holders of Common Stock.
         Autocarbon.com, Inc. shall have the option to "call" all the Warrants presently outstanding and included in the Units (the "Warrant Call"). The Units consisted of one share of common stock and the right to purchase a second share at $0.25 per share. Autocarbon.com, Inc. may exercise the Warrant Call by giving to each Warrant Holder a written notice of call (the "Call Notice" during the period in which the Warrant may be exercised. The Warrant Holders shall exercise their Warrant rights and purchase the Warrant Shares and pay for the Warrant Shares within fourteen business days of the date of the Call Notice. Thereafter, the Warrants will no longer be exercisable.


PLAN OF DISTRIBUTION

         No market currently exists for our shares. The price reflected in this Prospectus of $1.00 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the market price of our shares after the offering. We can not make any prediction at what range our shares will trade at, if any.

         The shares may be sold or distributed from time to time by the selling stockholders or by pledges, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale. The distribution of the shares may be effected in one or more of the following methods:

o        ordinary brokers transactions, which may include long or short sales,
o transactions involving cross or block trades on any securities or market where our common stock is trading,
o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o any combination of the foregoing, or by any other legally available means.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

         At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

         We will not receive any proceeds from the sale of 2,309,200 common shares pursuant to this prospectus already issued by the registrant. We may, however, receive proceeds from the exercise by certain warrant holders to purchase up to an aggregate of 1,009,200 shares of our common stock pursuant to this Prospectus. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

         We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

LEGAL PROCEEDINGS

Autocarbon.com, Inc. is not subject to any legal proceedings.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.


DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

                  The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
                  Upon consummation of the transaction that resulted in the sto ckholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
                  On subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

         The Transfer Agent and Registrar for the common stock is Florida Atlantic Stock Transfer, 7310 Nob Hill Road, Tamarac, Florida 33321 (954) 726-4954.

INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Autocarbon.com, Inc. except for Michael S. Krome, P.C., attorney for Autocarbon.com, Inc., who received Common Stock and Warrants as his legal fees, as detailed in this registration statement. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Autocarbon.com, Inc., other than Mr. Krome.

LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, P.C., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

EXPERTS

         Our audited financial statements as of June 30, 2001 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Aaron Stein, CPA, independent certified public accountant, upon his authority as expert in accounting and auditing. Aaron Stein, CPA's report on the financial statements can be found at the end of this prospectus and in the registration statement.

                              AUTOCARBON.COM, INC.
                          (A Development Stage Company)

                                     AUDITED
                              FINANCIAL STATEMENTS


                          For The Period June 26, 2001
                    (Date of Inception) to December 31, 2001

AUTOCARBON.COM, INC.



TABLE OF CONTENTS



                                                                            Page

 REPORT OF INDEPENDENT ACCOUNTANT                                             1


FINANCIAL STATEMENTS

         Balance Sheet as of December 31, 2001                                2
         Statement of Operations for the period
              June 26, 2001 (inception) to December 31, 2001                  3
         Statement of Stockholders' Equity for the period
              June 26, 2001 (inception) to December 31, 2001                  4
         Statement of Cash Flows for the period
              June 26, 1999 (inception) to December 31, 2001                  5
         Notes to Financial Statements                                       6-9

     Aaron Stein
     -----------
CERTIFIED PUBLIC ACCOUNT
                                                                981 ALLEN LANE
                                                                 P.O. BOX 406
                                                              WOODMERE, NY 11598
                                                                 516-569-0520




To the Board of Directors and Stockholders'
     Autocarbon.com, Inc.


I have audited the accompanying balance sheet of Autocarbon.com, Inc. (a development stage company) as of December 31, 2001 and the related restated statements of operations, stockholders' equity and cash flows for the period from June 26, 2001 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the restated financial statements referred to above present fairly, in all material respects, the financial position of Autocarbon.com, Inc. (a development stage company) as of December 31, 2001 and the results of its operations and its cash flows for the period from June 26, 2001 (date of inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from inception that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Aaron Stein CPA
Woodmere, New York
March 6, 2002



AUTOCARBON.COM, INC.
(A Development Stage Company)
RESTATED BALANCE SHEET
OCTOBER 31, 2001


ASSETS

Current Assets
        Cash and Cash Equivalents                                                 $   9,711

Fixed Assets
        Computer Software(net of accumulated amoritization of $0)                    39,050
                                                                                  ---------



TOTAL ASSETS                                                                      $  48,761
                                                                                  =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
        Accounts Payable                                                          $  15,452

STOCKHOLDERS' EQUITY
        Common Stock, $.0001 par value,
              100,000,000 shares authorized,
               10,259,200 issued and outstanding                    $   1,026
        Additional  Paid-in Capital                                   195,524
        Deficit Accumulated During the Development Stage             (163,241)
                                                                    ---------


              Total Stockholders' Equity                                             33,309
                                                                                  ---------


                                                                                  $  48,761
                                                                                  =========



                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
(A Development Stage Company)
RESTATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 26, 2001  (DATE OF INCEPTION)
TO OCTOBER 31, 2001






Revenues                                                           $       --


General and Administrative Expenses                                     163,241
                                                                   ------------


Loss Before Provision for
        Income Taxes                                                   (163,241)


Income Tax Expense                                                         --
                                                                   ------------


Net Loss                                                           $   (163,241)
                                                                   ============







Loss Per Share
        Basic                                                      $      (0.01)
                                                                   ============


Weighted Average Number of Shares Outstanding                        10,259,200
                                                                   ============






                 See accompanying notes to financial statements


AUTOCARBON.COM,INC.
(A Development Stage Company)
RESTATED STATEMENT OF STOCKHOLDERS' EQUITY



                                                                           Accumulated
                                                                            Deficit
                                                             Additional    During the
                                      Common Stock            Paid-In     Development
                                  Shares        Amount        Capital        Stage          Total
                                -----------   -----------   -----------   -----------    -----------

Issuance of common stock -
        for services rendered     8,500,000   $       850   $    56,100   $      --      $    56,950

Issuance of common stock -
        private placement           259,200            26       129,574          --          129,600

Issuance of common stock -
        for services rendered     1,500,000           150         9,850          --           10,000

Net loss                               --            --            --        (163,241)      (163,241)
                                -----------   -----------   -----------   -----------    -----------

Balance at October 31, 2001     1 0,259,200   $     1,026   $   195,524   $  (163,241)   $    33,309
                                ===========   ===========   ===========   ===========    ===========




                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
(A Development Stage Company)
RESTATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 26, 2001  (DATE OF INCEPTION)
TO OCTOBER 31, 2001

Cash Flows from Operating Activities:

        Net Loss                                                      $(163,241)

        Adjustments to reconcile net loss to cash
              used in operating activities                                 --
              Issuance of common stock for services                     (66,950)
                                                                      ---------

                                                                        (96,291)

        Changes in Assets and Liabilities
              Accounts Payable                                           15,452
                                                                      ---------
              Net Cash Used in Operating Activities                     (80,839)
                                                                      ---------

Cash Flows from Investing Activities
        Purchase of fixed assets - computer software                    (39,050)
                                                                      ---------

              Net Cash Used in Investing Activities                     (39,050)
                                                                      ---------

Cash Flows from Financing Activities
        Proceeds from issuance of common stock                          129,600
                                                                      ---------

              Net Cash Provided by Financing Activities                 129,600
                                                                      ---------

Net increase in cash                                                      9,711

Cash at beginning of period                                                --
                                                                      ---------

Cash at end of period                                                 $   9,711
                                                                      =========


        Non - cash financing activitiy:
              Issuance of commom stock for services rendered          $  69,950
                                                                      =========


                 See accompanying notes to financial statements

AUTOCARBON.COM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001




Note 1: Organization, Business and Significant Accounting Policies
        ----------------------------------------------------------

Organization

Autocarbon.com, Inc. (the "Company") was incorporated on June 26, 2001 under the laws of the State of Delaware.

         Business

         The Company has entered into a five-year distribution agreement with Rocket Composites Ltd. (Rocket) to market and sell carbon fiber and other composite products manufactured by Rocket. The Companies initial focus will be on marketing and selling after-market carbon composite automotive parts. The Company is not obligated to incur any significant advertising or marketing costs in connection with this distribution agreement nor is it required to maintain any minimum sales levels. It is possible the Company may share in certain tooling costs associated with the manufacturer, Rocket Composites Ltd., on an order-by-order basis. These costs will be expensed as incurred. To date included in General and Administrative expenses are $49,300 of such costs representing funds advanced as an inducement to Rocket to prepare for several potential orders.


         Going concern considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has no operating history nor any revenues or earnings from operations. The Company's continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining additional debt financing and equity capital until such time the Company becomes profitable. The lack of financial resources and liquidity raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AUTOCARBON.COM, INC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001




Note 1:  Organization, Business and Significant Accounting Policies, Continued
         ---------------------------------------------------------------------

         Significant accounting policies

         Use of Estimates in Financial Statements - Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

         Cash and cash equivalents - For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, as cash and equivalents in the accompanying balance sheet.

         Fixed Assets - Fixed assets consists of CAD production software stated at cost. Major expenditures that substantially increase the useful lives are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated amortization are removed from the accounts and resulting gains or losses are included in income.
         Amortization will be provided on a straight- line basis over the estimated useful lives of the assets. At December 31, 2001 the CAD production software has not been placed in service.

         Income Taxes - Any provision (benefit) for income taxes is computed based on the loss before income tax included in the Statement of Operations. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. At present the Company has a benefit due to a net tax loss carry forward. The benefit has been fully reserved due to the uncertainty of its use. The company as a tax net operating loss of $163,241 may be carried over and unutilized against taxable income over the next 20 years

         Earnings per Common Share - Basic earnings per share are computed using the weighted average number of shares outstanding during the year. Basic earnings per share also exclude any dilutive effects of options, warrants and convertible securities. Diluted net loss per share does not include options, warrants or convertible securities, as they would be anti-dilutive.

AUTOCARBON.COM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001
-----------------



         Web Site Development Costs / Software Asset - The Company has not incurred any material costs in the development of a web site or e - commerce Internet portal as of December 31, 2001. Management has elected to treat all web site development costs according to the guidance of the Emerging Issues Task Force (EITF). The EITF recommends following the guidance of Statement of Position 98-1 (Accounting for Costs of Computer Software Developed or Obtained for Internal Use). Under SOP 98-1, software developed for internal use is capitalized during the development stage and amortized over its useful life.


Note 2:  Stockholders' Equity
         --------------------
Authorized Stock
----------------

         The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share.

         Private Placement
         -----------------

         The Company, from July 1, 2001 through September 30, 2001 offered for sale 2,000,000 Units at a value of $0.50 per Unit consisting of one share of common stock and one warrant to purchase one additional share of common stock at a value of $0.25 in a "private placement" pursuant to Regulation D, Rule 506 of the Securities Act of 1933.

         The Company, from November 1, 2001 through November 30, 2001 offered for sale an additional 2,000,000 Units at a value of $0.50 per Unit consisting of one share of common stock and one warrant to purchase one additional share of common stock at a value of $0.25 in a "private placement" pursuant to Regulation D, Rule 506 of the Securities Act of 1933.

                        Common Stock Issued for Services

         The Company issued common stock to various individuals and companies (non- employees) in return for services rendered. 8,500,000 shares of common stock along with warrants to acquire an additional 1,875,000 shares of common stock at a value of $0.25 were issued.

         Legal and consulting services valued at $10,000 were paid for with the issuance of 1,500,000 shares of common stock and warrants to acquire an additional 750,000 shares of common stock at a value of $0.25.

AUTOCARBON.COM, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001



Note 2:  Stockholders' Equity, Continued
         -------------------------------

                   Common Stock Issued for Services Continued

         Additionally, $30,000 of marketing, and promotional expenses was paid for with the issuance of 60,000 shares of common stock.

         Pursuant to The Financial  Accounting  Standards Statement No. 123 (FAS
123) the Company has determined that the value of the common stock issued is more reliably determined based on the value of the services rendered. All services were provided prior to the Private Placement. The 8,500,000 shares of common stock were valued at $56,950.

         The individuals who are both Officers and Directors received 3,342,500 shares of common stock valued at $22,395, individuals who are solely Directors received 250,000 shares of common stock valued at $1,675, and others who are neither Officer nor Directors received 4,907,500 shares of common stock valued at $32,880.

--------------------------------------------------------------------------------

                              AUTOCARBON.COM, INC.

                                3,263,400 Shares
                                  Common Stock


                                   PROSPECTUS


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2002, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.








                               ____________, 2002

--------------------------------------------------------------------------------

PART II


INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee              $   891.81
Legal fees and expenses                     $13,000.00
Accounting fees and expenses                $10,000.00
Miscellaneous (1)                           $15,000.00
                                            ----------
         Total                              $38,891.81
-------------------------------
(1) Estimated.



Item 26. Recent Sales of Unregistered Securities.

On June 28, 2001, the company was incorporated. On July 25, 2001, the company issued a total of 10,000,000 shares of common stock to the founders, directors and officers and others, including consultants, of the company, as follows. The shares were issued for services rendered and to be rendered to the company.

James Miller and Seth Scally received 3,027,500 and 175,000 shares respectively, dated July 25, 2001 in exchange for the previous work performed on the development of the concept and business plan. The value of the shares is $20,284.25 and $1,175.50 respectively. Mr. Miller also received warrants for an additional 750,000 shares exercisable at a price of $0.25 per share. Mr. Scally received warrants for an additional 375,000 shares exercisable at a price of $0.25 per share.

Kimberly Tate and Terry Hunt each received 70,000 shares, dated July 25, 2001, in exchange for work for the Company prior to it commencing full operations and as consideration as becoming an Executive Officer and/or Director of the Company. The value of the shares is $469.00 each.

250,000 Shares were issued to Romiro Pericon, dated July 25, 2001, as compensation for becoming a Director of the Company.

Presco, Inc., and Tammy Liggett received 2,750,000 and 2,000,000 valued at $18,425.00 and $13,400, each shares, dated, July 25, 2001, as founders of the Company as part of the transaction that brought all parties together and for assistance with the completion of the business plan and concept of the Company. Each of these shareholders received for 375,000 shares, respectively, exercisable at a price of $0.25 per share.

As a consultant, Judith Grossman received on July 25, 2001, 750,000 shares, and warrants topurchase additional 375,000 shares of common stock of Autocarbon.com, which expires on July 31, 2003. Judith Grossman gifted to her daughter, of majority age and her grandchild of minor age, an aggregate of 200,000 shares. The value of the shares was determined to be Five Thousand Dollars ($5,000.00), based upon the various types of assistance she would provide the company at its inception and continuing until possibly trading in the public market. These activities included, but were not necessarily limited to, consulting regarding the capital structure of the Company, the format and type of private placement, communications between the Company and potential investors and other services. Par value was used due to the unknown ability of the company to raise the initial amounts necessary top begin operations.

As legal counsel for the company, Michael S. Krome received on July 25, 2001, 750,000 shares and warrants to purchase an additional 375,000 shares of common stock, which expires on July 31, 2003. The value of the shares was determined to be Five Thousand Dollars ($5,000). This value was arrived at based upon the amount of time and effort necessary for the preparation of the necessary legal documents, and other legal services to be provided to the company from its planning, inception through the completion of the registration statement process.

Other Relationships
Barry Bridge, Beau Mailoux, Teo Montoya, and Peter Moslely received shares, in the amount of 17,500, 35,000, 70,000 and 35,000 each for a value of $117.50,
$234.50, $469.00 and $234.50, dated July 25, 2001, in exchange for assistance to Mr. Miller and Mr. Scally in the development of the concept and business plan. Mr. Montoya has been retained by Autocarbon to assist with the operations of its web site.

A chart of the shares issued pursuant to the above transaction follows:

                  Number of Shares Beneficially
Identity of Stockholder   Owned (1)    Owned                Percentage of
or Group                               With Warrants (1)    Shares Owned (2)
----------------------    ---------    ------------------   ----------------
James Miller (3) (4)      3,027,500    3,777,500            26.7
Seth Scally (3)             175,000      550,000             3.8
Kimberly Tate      (3)       70,000                           .5
Terry Hunt (3)               70,000                           .5
Presco, Inc. (5) (7)      2,750,000    3,125,000            22.0
Ramiro Pericon (3)          250,000                          1.7
Tammy Liggett (6) (7)     2,000,000    2,375,000            16.8
Judy Grossman (7) (8)       550,000      925,000             6.5
Michael S. Krome (7)        750,000    1,125,000             7.9
Barry Bridge                 17,500                          *
Beau Mailoux                 35,000                          *
Teo Montoya                  70,000                          *
Peter Moslely                35,000                          *

         (1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.


         (2)      Assumes  exercise of all warrants held by the warrant  holders for a total outstanding of 13,154,400 shares.
         (3)      Director of the Company.
         (4)      Chequered  Square C Ltd.,  is the owner of 2,800,000  and with
                  warrants  for  an  additional   375,000   shares  a  total  of
                  3,125,000,  assuming  the  warrants  are  exercised.  For  the purposes of  control,  James  Miller is the control  person of
                  Chequered Square C Ltd.
         (5)      For the  purpose of  control,  John  Johanssen  is the control person of Presco, Inc.
         (6)      Tammy  Liggett is not an officer or director  of the  Company, but can be considered part of the control group of the Company due to her relationship with John Johansen.
         (7)      Control  Group does not  include  Judy  Grossman or Michael S.
                  Krome,  who have no ongoing  connection  with the operation of the Company.
         (8)      An additional  100,000  shares was gifted to her daughter,  of majority  age and 100,000 to her  grandchild  of minor age, an aggregate of 200,000 shares.


On December 2, 2001, the Company issued shares to 50,000 shares to Peter Moseley for the production of a marketing video about the company and its proposed products. The shares were valued at $0.50 per share for a total amount of $25,000.

5,000 shares were issued to Kenneth D. Russel, in exchange for the amount due for rent on the Ramona California lease, valued at $0.50 per share for a total value of $2,500.

5,000 shares were issued to Roger Mark Kaplan for his services in producing some of the marketing products to be used by the company. The shares were valued at $0.50 per share for a total amount of $2,500.


Private Placements:

During the period from July 1, 2001 to September 30, 2001, Autocarbon.com,  Inc.
sold, pursuant to a private placement, 259,200 shares at $0.50 per share with a warrant to purchase another share of the company at $0.25 per share, and raised a total of $129,100, pursuant to a private placement as follows:

                                                 TOTAL
                                     SHARES      SHARES WITH
SELLING SHAREHOLDER                  PURCHASED   WARRANTS      DATE SHARES PURCHASED             DATE SHARES ISSUED
----------------------------------   ---------   -----------   ------------------------------    -----------------------
Scott Michelli and Sarah Michelli,      6,000     12,000       July 9, 2001                      July 25, 2001
Arion Polkinhorne                       1,200      2,400       July 13, 2001                     July 25, 2001
Cyndee Fenlon and Daniel Fenlon         1,000      2,000       July 12, 2001                     July 25, 2001
Barbara Milliman and Mark DeVault       2,000      4,000       July 10, 2001                     July 25, 2001
John M. Richards, Jr. and
Mary Lynn J. Richard                    9,000     18,000       June 28, 2001                     July 25, 2001
John P. Burton Trust                   10,000     20,000       June 28, 2001                     August 15, 2001
Stephen J. Klingenhofer (2)             3,500      7,000       July 19 and August 13, 2001       July25/August 15, 2001
Wayne T. Kingenhofer (2)                4,000      8,000       July 19 and August 13, 2001       July  25/August 15,2001




Michael L. Moon                        20,000     40,000       July 9, 2001                      July 31, 2001
Michael K. Leach                        2,000      4,000       July 23 and August 3, 2001        July 31/August 15. 2001
Michael Critelli                        1,000      2,000       July 30, 2001                     August 15, 2001
Ronald Krome                            1,000      2,000       August 9, 2001                    August 15, 2001
Patricia Petrone                        2,000      4,000       August 13, 2001                   August 15, 2001
Craig A. Roth                           4,000      8,000       August 8, 2001                    August 15, 2001
Gene F. Fish                           10,000     20,000       August 7, 2001                    August 15, 2001
Stephen Mann                            8,000     16,000       August 10, 2001                   September 4, 2001
Larry W. Wilmers                        1,500      3,000       August 13, 2001                   August 15, 2001
Sandra C. Keller                        4,000      8,000       August 10, 2001                   August 15, 2001
James F. Boettcher Trust               50,000    100,000       August 22, 2001                   September 9, 2001
Richard L. Messenger and
         Julie R. Roberts               2,000      4,000       August 17, 2001                   September 4, 2001
Jeffrey A. Smith                        1,000      2,000       August 20, 2001                   September 4, 2001
Robert S. Warshaw                      60,000    120,000       August 13, 2001                   September 4, 2001
Marvin A. Hopkins                       2,000      4,000       August 15, 2001                   September 4, 2001
Alfred I. Fish and
         Catherine M. Fish              1,000      2,000       August 17, 2001                   September 4, 2001
Ralph J. Casrotta                       7,000     14,000       September 14, 2001                September 25, 2001
Mario Lopez                             3,000      6,000       August 1 and September 5, 2001    Aug 15/Sep 25, 2001
Mark S. and Wendy A. Terry             10,000     20,000       August 31, 2001                   September 25, 2001
Gwen Loverink                           1,000      2,000       September 17, 2001                September 25, 2001
Lawrence and Alice Roser                6,000     12,000       September 10, 2001                September 25, 2001
Maureen E. Louge                        2,000      4,000       September 15, 2001                September 25, 2001
Kathy Clayton                           1,000      2,000       September 17, 2001                September 25, 2001
Carolyn Farmer                          1,000      2,000       September 15, 2001                September 25, 2001
Richard A. and Katherine Porter         1,000      2,000       September 24, 2001                October 23, 2001
Lucile J. Porter                        1,000      2,000       September 24, 2001                October 23, 2001
John McClellan                          1,000      2,000       September 24, 2001                October 23, 2001
Joyce Taylor                            2,000      4,000       July 23, and August 3, 2001       August 15, 2001
Charlotte Wylie                         5,000     10,000       September 13, 2001                January 11, 2002 (1)
Nathan Davis                            2,000      4,000       September 24, 2001                October 23, 2001



(1) Subscription Agreement and payment were received on or about September 13, 2001, and the funds included in the financials of the Company as of October 31, 2001. The shares paid for but were not issued due to a clerical error until January 11, 2002.

(2) Shares were originally purchased in the name of W&S Electric, Inc., but subsequently transferred by the principals of W&S Electric, Wayne and Stephen
Klingenhofer to their names equally.


For the period of November 1, through  November 31, 2001,  Autocarbon.com,  Inc.
sold, pursuant to a private placement 114,000 shares at $0.50 per share with a warrant to purchase another share of the company at $0.25 per share, and raised a total of $57,000, pursuant to a private placement as follows:

                                                 TOTAL
                                     SHARES      SHARES WITH
SELLING SHAREHOLDER                  PURCHASED   WARRANTS      DATE SHARES PURCHASED             DATE SHARES ISSUED
----------------------------------   ---------   -----------   ------------------------------    -----------------------
Robert Lerea                           25,000     50,000       November 6, 2001                  January 11, 2002
Rosa Klein                             25,000     50,000       November 19, 2001                 January 11, 2002
Julia Trow                              4,000      8,000       November 30, 2001                 January 11, 2002
Anthony R. Maceli                      10,000     20,000       November 23,2001                  January 11, 2002
Joseph and/or Anette Hegmann           10,000     20,000       November 23, 2001                 January 11, 2002
Eugene Rose                             1,000      2,000       November 19, 2001                 January 11, 2002
Jesse D. and Elizabeth Rook             1,000      2,000       November 19, 2001                 January 11, 2002
Mario Lopez                             1,000      2,000       November 16, 2001                 January 11, 2002
Fred E. Grant, Jr.                      5,000     10,000       November 19, 2001                 January 11, 2002
Sarah and Jeffrey Craven                1,000      2,000       November 19, 2001                 January 11, 2002
Michael L. Moon                         2,000     24,000       November 19, 2001                 January 11, 2002
Dereck S. Cranford                      1,000      2,000       November 19, 2001                 January 11, 2002
Jim and Karla Rook                      1,000      2,000       November 20, 2001                 January 11, 2002
Mary France Doxey                       1,000      2,000       November 19, 2001                 January 11, 2002
Alma Rodriguez                          1,000      2,000       November 20, 2001                 January 11, 2002
Scott Ponracz                           2,000      4,000       November 20, 2001                 January 11, 2002
Susan Kornbacher                        2,000      4,000       November 17, 2001                 January 11, 2002
Richard L. Messenger and
         Julie R. Roberts 0              2,000      4,000       November 19, 2001                 January 11, 2002


Jeffrey A. and Tammy S. Bockness        2,000      4,000       November 21, 2001                 January 11, 2002
Jeffrey A. Smith                        1,000      2,000       November 21, 2001                 January 11, 2002
Mary Ann Neis                           2,000      4,000       November 20, 2001                 January 11, 2002
Geneviere Taliaferno                    2,000      4,000       November 20, 2001                 January 11, 2002
Cyndee and Daniel Fenlon                2,000      4,000       November 20, 2001                 January 11, 2002




         With respect to the private placements, Autocarbon.com, Inc. relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on Autocarbon.com, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

         Neither  the  offer  nor  the  sale  of  any  of  the   securities  was
accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.


Item 27. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

     The following exhibits are filed as part of this registration statement:

            Exhibit     Description
            -------     -----------

            3.1         (1) Articles of Incorporation of Autocarbon.com, Inc.
            3.2         (1) By-laws of Autocarbon.com, Inc.
            5.1         (2) Opinion of Michael S. Krome, P.C.
            10.1        (1) Form of Subscription Agreement
            10.2        (1) Form of Common Stock Purchase Warrant
            10.3 (1) Distribution Agreement, dated July 18, 2001, between Autocarbon.com, Inc. and Rocket Composites Ltd.
            23.1        (2) Consent of Aaron Stein, CPA, Independent Auditor
            23.2        (2)  Consent of  Michael S.  Krome,  P.C.  (included  in
                        Exhibit 5.1)


-----------------
(1)      Previously filed
(2)      Filed herewith

Item 28. Undertakings.

(A) The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and
                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the City of Ramona, State of California, on the 5th of March, 2002.


                                 AUTOCARBON.COM, INC.

                                 By: /s/ James Miller
                                 ------------------------
                                 Chief Executive Officer, President and Director

POWER OF ATTORNEY

The undersigned directors and officers of Autocarbon.com, Inc. hereby constitute and appoint James Miller and Kimberly Tate and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                                   Date
------------               -----                                   ----


/s/ James Miller           President and Director                  March 7, 2002
------------------
James Miller


/s/ Kimberly Tate          Chief Financial Officer,                March 7, 2002
------------------         Secretary and Director
Kimberly Tate

/s/ Seth Scally            V.P. and Director                       March 7, 2002
------------------
Seth Scally


/s/ Terry Hunt             Executive Vice-President                March 7, 2002
------------------         And Director
Terry Hunt

/s/ Ramiro Pericon         Director                                March 7, 2002
------------------
Ramiro Pericon